Exhibit 8













                                 August 17, 1998



Alabama Power Company
600 North 18th Street
Birmingham, Alabama  35291

     RE: Registration Statement on Form S-3 (File No. 33-61845) 5.83% Class A Preferred Stock, Cumulative, Par Value $1 Per Share (Stated Capital $25 Per Share)

Ladies and Gentlemen:

         This will confirm that we have advised Alabama Power Company (the "Company") with respect to certain federal income tax consequences associated with ownership of the proposed 5.83% Class A Preferred Stock Cumulative, Par Value $1 Per Share (Stated Capital $25 Per Share) (the "5.83% Preferred"). Such advice was a part of the basis for the summary of certain federal income tax consequences appearing under the caption "Certain Terms of the new Stock - Federal Income Tax Effect on Dividends" in the Prospectus Supplement dated August 10, 1998 (the "Prospectus Supplement") to the prospectus dated August 23, 1995 included in the referenced registration statement. While such summary does not discuss all possible federal income tax consequences of ownership of the 5.83% Preferred, it is, in our opinion, accurate in all material respects. We point out that we are not "experts" with respect to any statement under that caption.

Alabama Power Company
August 17, 1998
Page 2





         We hereby consent to the filing of this letter as an exhibit to the Company's Current Report on Form 8-k dated August 10, 1998, which is deemed to be incorporated by reference in the above-referenced registration statement.


                                                     Very truly yours,